Janet Nittmann
jnittmann@doversaddlery.com
Tel 978-952-8062 x218

For Immediate Release

Dover Saddlery Reports Second Quarter 2012 Financial Results

LITTLETON, MA – August 8, 2012 — Dover Saddlery, Inc. (NASDAQ: DOVR), the leading multi-channel retailer of equestrian products, today reported financial results for the second quarter ended June 30, 2012.

Second Quarter Results

Total revenues for the second quarter of 2012 increased 3.6% to $21.0 million, compared with $20.2 million achieved in the same period in the prior year. Retail channel revenues increased 16.4% or $1.3 million to $9.4 million, primarily as a result of our retail store expansion and same-store sales increase of 2.1%.

Net income for the quarter was $304,000, or $0.05 per diluted share, compared to $627,000 or $0.12 per diluted share for the corresponding quarter of 2011.

“During the second quarter, we opened our sixteenth Dover Saddlery store, in Warrington, Pennsylvania,” commented Stephen L. Day, president and CEO of Dover Saddlery. “The large, well-stocked and beautifully merchandised store attracted over three hundred guests for the VIP reception, and it was a delight for me personally to meet with many Dover Saddlery customers. Direct sales during the quarter declined due to softness in demand; however, our customers are clearly telling us how much they appreciate the Dover Saddlery in-store shopping experience. Retail sales made up 45% of total sales in the second quarter of 2012, as our successful rollout strategy continues to build the retail channel.”

This fall, Dover Saddlery is planning to open stores in Medina, MN and Raleigh, NC, bringing the total number of retail stores to eighteen.

Year-to-Date Results

For the first six months of 2012, total revenues increased to $39.3 million, compared to $37.5 million for the same period in 2011. Revenues from the retail channel increased 22.1% to $16.2 million, and same-store sales increased 7.6%.

Net income for the first six months of 2012 was $525,000 or $0.09 per diluted share, compared to $752,000 or $0.14 per diluted share for the first six months of 2011.

A reconciliation of the net income calculated in accordance with GAAP and the non-GAAP adjusted EBITDA measure is provided in the table accompanying this earnings release.

Business Outlook 2012

Until there is greater long-term visibility on sustainable economic conditions and consumer behavior, the Company is not providing guidance on future business prospects.

Today’s Teleconference and Webcast

Dover Saddlery will be hosting a conference call at 4:30 pm, today to discuss the second quarter 2012 results. Investors are invited to listen to the earnings conference call over the Internet through the company’s website at http://investor.shareholder.com/DOVR/; this web cast will be archived for a year.

About Dover Saddlery, Inc. Dover Saddlery, Inc. (NASDAQ:DOVR — News) is the leading multi-channel retailer of equestrian products in the United States. Founded in 1975 in Wellesley, Massachusetts, by United States Equestrian team members, Dover Saddlery has grown to become The Source® for equestrian products. Dover offers a broad and distinctive selection of competitively priced, brand-name products for horse and rider through catalogs, the Internet and company-owned retail stores. Dover Saddlery, Inc. serves the English rider and through Smith Brothers, the Western rider. The Source®, Dover Saddlery® and Smith Brothers® are registered marks of Dover Saddlery.

For more information, please call 1-978-952-8062 or visit www.DoverSaddlery.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation statements made about the Company’s business outlook for fiscal 2012, the prospects for overall revenue growth, gross margins and profitability, and the opening of new stores. All statements other than statements of historical fact included in this press release regarding the Company’s strategies, plans, objectives, expectations, and future operating results are forward-looking statements. Although Dover believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. These forward-looking statements involve significant risks and uncertainties, including those discussed in this release and others that can be found in “Item 1A Risk Factors” of Dover Saddler’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. Dover Saddlery is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. No forward-looking statement can be guaranteed and actual results may differ materially from those Dover Saddlery projects.

DOVER SADDLERY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2012	2011	2012	2011

Revenues, net- direct	$11,574	$12,172	$23,034	$24,240
Revenues, net – retail stores	9,397	8,075	16,225	13,293

Revenues, net — total	$20,971	$20,247	$39,259	$37,533
Cost of revenues	13,153	12,767	24,381	23,484

Gross profit	7,818	7,480	14,878	14,049
Selling, general and administrative expenses	7,117	6,306	13,654	12,227

Income from operations	701	1,174	1,224	1,822
Interest expense, financing and other related costs, net	153	103	262	477
Other investment income	(24)	(37)	(30)	(16)

Income before income tax provision	572	1,108	992	1,361
Provision for income taxes	268	481	467	609

Net income	$304	$627	$525	$752

Net income per share
Basic	$0.06	$0.12	$0.10	$0.14

Diluted	$0.05	$0.12	$0.09	$0.14

Number of shares used in per share calculation
Basic	5,333,000	5,288,000	5,333,000	5,287,000
Diluted	5,567,000	5,413,000	5,580,000	5,339,000

Other Operating Data:

Number of retail stores(1)	16	14	16	14
Capital expenditures	679	281	1,121	402
Gross profit margin	37.3%	36.9%	37.9%	37.4%

(1)	Includes fifteen Dover-branded stores and one Smith Brothers store.

DOVER SADDLERY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
 (In thousands, unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2012	2011	2012	2011
Net income	$304	$ 627	$525	$ 752

Other comprehensive loss:
Change in fair value of interest rate swap contract, net of tax	(20)	(103)	(10)	(103)

Total comprehensive income	$284	$ 524	$515	$ 649

DOVER SADDLERY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	June 30,	Dec. 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$177	$313
Accounts receivable	832	811
Inventory	20,140	19,383
Prepaid catalog costs	890	1,273
Prepaid expenses and other current assets	949	896
Deferred income taxes	243	261

Total current assets	23,231	22,937
Net property and equipment	4,364	3,667

Other assets:
Deferred income taxes	1,099	1,018
Intangibles and other assets, net	655	571

Total other assets	1,754	1,589

Total assets	$29,349	$28,193

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations and outstanding checks	$643	$1,100
Accounts payable	1,313	2,201
Accrued expenses and other current liabilities	4,181	5,741
Income taxes payable	—	308
Total current liabilities	6,137	9,350

Long-term liabilities:
Revolving line of credit	4,554	987
Term note	5,500	5,500
Capital lease obligation, net of current portion	160	16
Interest rate swap contract	341	322

Total long-term liabilities	10,555	6,825
Stockholders’ equity:
Common stock, par value $0.0001 per share; 15,000,000 shares authorized; 5,332,738 issued and outstanding as of June 30, 2012 and December 31, 2011	1	1
Additional paid in capital	45,840	45,716
Treasury stock, 795,865 shares at cost	(6,082)	(6,082)
Other comprehensive loss	(200)	(190)
Accumulated deficit	(26,902)	(29,427)

Total stockholders’ equity	12,657	12,018

Total liabilities and stockholders’ equity	$29,349	$28,193

Non-GAAP Financial Measures and Information

From time to time, in addition to financial results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company provides financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance and ongoing operations. The Company believes that these non-GAAP operating measures supplement our GAAP financial information and provide useful information to investors for evaluating the Company’s operating results and trends that may be affecting the Company’s business, as they allow investors to more readily compare our operations to prior financial results and our future performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

When we use the term “Adjusted EBITDA”, we are referring to net income minus interest income, investment income and other income plus interest expense, income taxes, non-cash stock-based compensation, depreciation, amortization and other investment loss. We present Adjusted EBITDA because we consider it an important measure of our performance, and the Company ties its executive and employee bonus pools directly to this measure. We also believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

The following table reconciles net income to Adjusted EBITDA (in thousands):

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,		June 30,
	2012	2011	2012		2011
Net income	$304	$627	$525	*	$752
Depreciation	217	184	424		365
Amortization of intangible assets	—	2	—		4
Stock-based compensation	62	62	124		124
Interest expense, financing and	153	103	262		477
other related costs, net
Other investment income	(24)	(37)	(30)		(16)
Provision for income taxes	268	481	467		609

Adjusted EBITDA	$980	$1,422	$1,772	*	$2,315

(*) Includes the cumulative impact of the change in gift card breakage income of $684,007 recorded in the first quarter of 2012. There was no breakage recorded for the same period in 2011.